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                    December 15, 2020

       Maurizio Nicolelli
       Chief Financial Officer
       ExlService Holdings, Inc.
       320 Park Avenue, 29th Floor
       New York, New York 10022

                                                        Re: ExlService
Holdings, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-33089

       Dear Mr. Nicolelli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services